Exhibit 99.1

CORMEDIX INC. ANNOUNCES FDA ACCEPTANCE of RESUBMISSION of NEW DRUG APPLICATION FOR DEFENCATH

Berkeley Heights, NJ – March 28, 2022 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that the resubmission of the New Drug Application (NDA) for DefenCath has been accepted for filing by the U.S. Food and Drug Administration (FDA). The Agency considers the resubmission as a complete, Class 2 response with a six month review cycle.

DefenCath is being developed as a catheter lock solution with an initial indication of use for the reduction of catheter-related bloodstream infections (CRBSIs) in patients with renal failure who are receiving chronic hemodialysis via a central venous catheter.

Dr. Phoebe Mounts, General Counsel and Head of Technical Operations at CorMedix noted “We are pleased to be able to announce the acceptance for filing of the resubmitted NDA. FDA has begun review of the filing and we have learned from our contract manufacturer that it has been notified by FDA that an onsite inspection has been scheduled as part of the review process. We believe that both CorMedix and our contract manufacturer have adequately addressed the concerns the Agency identified during the review of the original NDA and we are committed to working jointly to ensure a successful inspection.”

Dr. Matt David, CorMedix interim CEO and Chief Financial Officer, commented, “The acceptance of our DefenCath NDA resubmission marks an important milestone for CorMedix as we work to bring better treatment options to patients with renal failure who receive hemodialysis via a central venous catheter. We appreciate the continued efforts of the CorMedix team as well as our third-party manufacturer and we look forward to sharing additional color on our upcoming earnings call and during the review process.”

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The company is focused on developing its lead product DefenCath™, a novel, antibacterial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. DefenCath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product (QIDP), and the original New Drug Application (NDA) received priority review in recognition of its potential to address an unmet medical need. QIDP provides for an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also committed to conducting a clinical study in pediatric patients using a central venous catheter for hemodialysis when the NDA is approved, which will add an additional six months of marketing exclusivity when the study is completed. The company received a Complete Response Letter from FDA stating that the original NDA could not be approved until satisfactory resolution of deficiencies at the contract manufacturing facility, including in-process controls for the filling operation. We believe the deficiencies have been addressed in the resubmitted NDA that has been accepted for filing by FDA. CorMedix also intends to develop DefenCath as a catheter lock solution for use in other patient populations. It is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with programs in surgical sutures and meshes, and topical hydrogels. The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers. Neutrolin® is CE Marked and marketed in Europe and other territories as a medical device. For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the DefenCath development path for marketing authorization; the resources needed to secure approval of the new drug application for DefenCath from the FDA; our ability to address the deficiencies identified at our CMO in connection with the manufacture of DefenCath; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of DefenCath/Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. We continue to assess to what extent the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

(617) 430-7576

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